UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14D-9F

Solicitation/Recommendation Statement Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934 and Rules 14d-1(b) and 14e-2(c) thereunder

(Amendment No. 2)

Adastra Minerals Inc.

(Name of Subject Company)

Yukon Territory

(Jurisdiction of Subject Company's Incorporation or Organization)

Adastra Minerals Inc.

(Name(s) of Person(s) Filing Statement)

Common Shares

(Title of Class of Securities)

006515 -- Common Shares

(CUSIP Number of Class of Securities)

Adastra Minerals Inc.

Castlewood House

77/91 New Oxford Street

London

WC1A 1DG

United Kingdom

+44 (0) 20 7257 2040

(Name, address (including zip code) and telephone number (including area code) of person(s) authorized to receive notices and communications on behalf of the person(s) filing statement)

With a copy to:

Jay C. Kellerman

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Canada

(416) 869-5201

Part I

INFORMATION REQUIRED TO BE SENT TO SHAREHOLDERS

Item 1.	Home Jurisdiction Documents
Exhibit 1.1:	Adastra Minerals Inc. Directors' Circular dated February 17, 2006
Exhibit 1.2:	Adastra Minerals Inc. Notice of Change to Directors’ Circular dated March 24, 2006
Exhibit: 1.19	Adastra Minerals Inc. Notice of Change to Directors’ Circular dated April 18, 2006

Item 2.	Informational Legends

See "Notice to United States Shareholders" on outside front cover page of Adastra Minerals Inc. Directors' Circular dated February 17, 2006 and Adastra Minerals Inc. Notice of Change to Directors’ Circular dated March 24, 2006 and Adastra Minerals Inc. Notice of Change to Directors’ Circular dated April 18, 2006.

Part II

INFORMATION NOT REQUIRED TO BE SENT TO SHAREHOLDERS

Exhibits:

1.3	Press release, dated February 17, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 17, 2006, of Adastra Minerals Inc.)
1.4	Material Change Report, dated February 17, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 17, 2006, of Adastra Minerals Inc.)
1.5	Press release, dated February 27, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 28, 2006, of Adastra Minerals Inc.)
1.6	Material Change Report, dated February 27, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 28, 2006, of Adastra Minerals Inc.)
1.7	Press release, dated March 8, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.8	Material Change Report, dated March 8, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.9	Press release, dated March 10, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.10	Material Change Report, dated March 10, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.11	Press Release, dated March 15, 1006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 15, 2006, of Adastra Minerals Inc.)
1.12	Material Change Report, dated March 15, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 15, 2006, of Adastra Minerals Inc.)
1.13	Press Release, dated March 20, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 21, 2006, of Adastra Minerals Inc.)
1.14	Material Change Report, dated March 20, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 21, 2006, of Adastra Minerals Inc.)
1.15	Press Release, dated March 24, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 24, 2006, of Adastra Minerals Inc.)
1.16	Material Change Report, dated March 24, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 24, 2006, of Adastra Minerals Inc.)
1.17	Press Release, dated April 11, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed April 18, 2006, of Adastra Minerals Inc.)
1.18	Material Change Report, dated April 18, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed April 18, 2006, of Adastra Minerals Inc.)

Part III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertakings.

The person filing this Schedule undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to this Schedule or to transactions in said securities.

Item 2.	Consent to Service of Process
(a)	The person filing this Amendment No. 2 to Schedule 14D-9F has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registrant.

Part IV

SIGNATURE

By signing this Schedule, the persons signing consent without power of revocation that any administrative subpoena may be served, or any administrative proceeding, civil suit or civil action where the cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the filing on Schedule 14D-9F or any purchases or sales of any security in connection therewith, may be commenced against them in any administrative tribunal or in any appropriate court in any place subject to the jurisdiction of any state or of the United States by service of said subpoena or process upon the registrants designated agent.

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ADASTRA MINERALS INC.
Dated: April 18, 2006
By:	/s/ Paul C. MacNeill
Name: Paul C. MacNeill
Title: Director/Corporate Secretary

INDEX TO EXHIBITS

1.1	Adastra Minerals Inc. Directors’ Circular dated February 17, 2006.*
1.2	Adastra Minerals Inc. Notice of Change to Directors’ Circular dated March 24, 2006.**
1.3	Press release, dated February 17, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 17, 2006, of Adastra Minerals Inc.)
1.4	Material Change Report, dated February 17, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 17, 2006, of Adastra Minerals Inc.)
1.5	Press release, dated February 27, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 28, 2006, of Adastra Minerals Inc.)
1.6	Material Change Report, dated February 27, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed February 28, 2006, of Adastra Minerals Inc.)
1.7	Press release, dated March 8, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.8	Material Change Report, dated March 8, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.9	Press release, dated March 10, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.10	Material Change Report, dated March 10, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 10, 2006, of Adastra Minerals Inc.)
1.11	Press Release, dated March 15, 1006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 15, 2006, of Adastra Minerals Inc.)
1.12	Material Change Report, dated March 15, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 15, 2006, of Adastra Minerals Inc.)
1.13	Press Release, dated March 20, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 21, 2006, of Adastra Minerals Inc.)
1.14	Material Change Report, dated March 20, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 21, 2006, of Adastra Minerals Inc.)
1.15	Press Release, dated March 24, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 24, 2006, of Adastra Minerals Inc.)
1.16	Material Change Report, dated March 24, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed March 24, 2006, of Adastra Minerals Inc.)
1.17	Press Release, dated April 11, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed April 18, 2006, of Adastra Minerals Inc.)
1.18	Material Change Report, dated April 18, 2006, of Adastra Minerals Inc. (incorporated by reference to the Form 6-K, filed April 18, 2006, of Adastra Minerals Inc.)
1.19	Adastra Minerals Inc. Notice of Change to Directors’ Circular dated April 18, 2006

*Previously filed on February 17, 2006 with the original Schedule 14D-9F.

**Previously filed on March 24, 2006 with the Amendment No. 1 to Schedule 14D-9F.